Exhibit 10.11
FORM OF EXECUTIVE RESTRICTED STOCK UNIT/MI SHARES AGREEMENT1 FOR THE MARRIOTT INTERNATIONAL, INC. STOCK AND CASH INCENTIVE PLAN

THIS AGREEMENT (the “Agreement”) is made on <<GRANT DATE>> (the “Grant Date”) by MARRIOTT INTERNATIONAL, INC. (the “Company”) and <<PARTICIPANT NAME>> (“Employee”).

WITNESSETH:

WHEREAS, the Company maintains the Marriott International, Inc. Stock and Cash Incentive Plan, as amended (the “Plan”); and

WHEREAS, the Company wishes to award to designated employees certain [Other Share-Based Awards] [MI Share awards] as provided in Article [10] [9A] of the Plan [to be known as “MI Share” awards]; and

WHEREAS, Employee has been approved by the Compensation Policy Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) to receive an award of MI Shares under the Plan;

NOW, THEREFORE, it is agreed as follows:

1. Prospectus. Employee has been provided with, and hereby acknowledges receipt of, a Prospectus for the Plan dated <<DATE>>, which contains, among other things, a detailed description of the [Other Share-Based Awards] [MI Share award] provisions of the Plan. Employee further acknowledges that he has read the Prospectus and this Agreement, and that Employee understands the provisions thereof.

2. Interpretation. The provisions of the Plan are incorporated herein by reference and form an integral part of this Agreement. Except as otherwise set forth herein, capitalized terms used herein shall have the meanings given to them in the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall govern. A copy of the Plan is available from the Compensation Department of the Company upon request. All decisions and interpretations made by the Committee or its delegate with regard to any question arising hereunder or under the Plan shall be binding and conclusive.

3. Grant of MI Shares. Subject to the terms of the Plan, Employee’s acceptance of this Agreement, and subject to satisfaction of the tax provisions of the Company’s International Assignment Policy (“IAP”), if applicable, this award (the “Award”) of <<QTY GRANTED>> MI Shares is made as of the Grant Date.

4. MI Share and Common Share Rights. The MI Shares awarded under this Agreement shall be recorded in a Company book-keeping account and shall represent Employee’s unsecured right to receive from the Company the transfer of title to shares of Common Stock of the Company (“Common Shares”) in accordance with the schedule of Distribution Dates set forth in paragraph 5 below, provided that Employee has satisfied the Conditions of Transfer set forth in paragraph 6 below and subject to the satisfaction of the provision on withholding taxes set forth in paragraph 9 below. On each such Distribution Date, if it occurs, the Company shall reverse the book-keeping entry for all such related MI Shares and transfer a corresponding number of Common Shares (which may be reduced by the number of shares withheld to satisfy withholding taxes as set forth in paragraph 9 below, if share reduction is the method utilized for satisfying the tax withholding obligation) to an individual brokerage account (the “Account”) established and maintained in Employee’s name. Employee shall have all the rights of a stockholder with respect to such Common Shares transferred to the Account, including but not limited to the right to vote the Common Shares, to sell, transfer, liquidate or otherwise dispose of the Common Shares, and to receive all dividends or other distributions paid or made with respect to the Common Shares from the time they are deposited in the Account. Employee shall have no voting, transfer, liquidation, dividend or other rights of a Common Share stockholder with respect to MI Shares prior to such time that the corresponding Common Shares are transferred, if at all, to Employee’s Account.

5. Distribution of MI Shares. Subject to satisfaction of the Conditions of Transfer in paragraph 6, the MI Shares shall be distributed pro rata with respect to an additional <<PERCENTAGE>> of the MI Shares granted hereunder on the <<DATES>>. Notwithstanding the foregoing, in the event that any such day is a Saturday, Sunday or other day on which stock of the Company is not traded on the NASDAQ or another national exchange, then the Distribution Date shall be the next following day on which the stock of the Company is traded on the NASDAQ or another national exchange [(“Trading Day”)].

1 Bracketed language indicates additional or alternative language that appears in some award agreements.

[Notwithstanding this paragraph 5 and paragraph 8(b), the MI Shares shall remain forfeitable until February 15th (or the next Trading Day if the stock of the Company is not traded on February 15th) following the first year during the three-year distribution period described above (“Applicable Distribution Period”) for which the EBITDA Goal is determined by the Committee to have been achieved, if at all. The “EBITDA Goal” is the EBITDA performance objective established in writing by the Committee under Section 11.1 of the Plan for each of the Company’s fiscal years during the Applicable Distribution Period. If the EBITDA Goal is not met during any year within the Applicable Distribution Period, the MI Shares shall be forfeited and cancelled.]

6. Conditions of Transfer. With respect to any MI Shares awarded to Employee, as a condition of Employee receiving a transfer of corresponding Common Shares in accordance with paragraph 4 above, Employee shall meet all of the following conditions during the entire period from the Grant Date hereof through the Distribution Date relating to such MI Shares:

(a)	Employee must continue to be an active employee of the Company (“Continuous Employment”);

(b)	Employee must refrain from Engaging in Competition (as defined in Section 2.25 of the Plan) without first having obtained the written consent thereto from the Company (“Non-competition”); and

(c)
Employee must refrain from committing any criminal offense or malicious tort relating to or against the Company or, as determined by the Committee in its discretion, engaging in willful acts or omissions or acts or omissions of gross negligence that are or potentially are injurious to the Company’s operations, financial condition or business reputation. (“No Improper Conduct”). The Company’s determination as to whether or not particular conduct constitutes Improper Conduct shall be conclusive.

If Employee should fail to meet the requirements relating to (i) Continuous Employment, (ii) Non-competition, or (iii) No Improper Conduct, then Employee shall forfeit the right to receive a distribution of any MI Shares for which the above conditions of transfer have not already been met as of the time such failure is determined, and Employee shall accordingly forfeit the right to receive the transfer of title to any corresponding Common Shares. The forfeiture of rights with respect to MI Shares (and corresponding Common Shares) shall not affect the rights of Employee with respect to any MI Shares for which the above conditions of transfer already have been met nor with respect to any Common Shares the title of which has already been transferred to Employee’s Account.

7. Non-Assignability. The MI Shares shall not be assignable or transferable by Employee except by will or by the laws of descent and distribution. During Employee’s lifetime, the MI Shares may be exercised only by Employee or, in the event of incompetence, by Employee’s legally appointed guardian.

8. Effect of Termination of Employment.

[(a)]
In the event Employee’s Continuous Employment [terminates] [is terminated] prior to the relevant Distribution Date [by reason] [on account] of death [or Disability (as defined in Section 2.19 of the Plan)], and if Employee had otherwise met the requirements of Continuous Employment, Non-competition and No Improper Conduct from the Grant Date through the date of such death [or Disability], then Employee shall upon death [or Disability (as the case may be)] be deemed to have fully satisfied all of the conditions of transfer in paragraph 6 and Employee’s rights hereunder with respect to any such MI Shares shall inure to the benefit of [Employee (or, in the case of death] Employee’s executors, administrators, personal representatives and assigns[)].

[(b)
In the event Employee’s Continuous Employment terminates prior to the relevant Distribution Date by reason of Employee’s Retirement (as defined below), and if Employee had otherwise met the requirements of Continuous Employment, Non-competition and No Improper Conduct from the Grant Date through the date of such Retirement, and provided that Employee continues to meet the requirements of Non-competition and No Improper Conduct, then Employee’s rights hereunder with respect to any outstanding MI Shares shall continue in the same manner as if Employee continued to meet the Continuous Employment requirement through the Distribution Dates related to the Award, except not for that portion of MI Shares granted less than one year prior to Employee’s termination equal to such number of shares multiplied by the ratio of (a) the number of days after the termination date and before the first anniversary of the Grant Date, over (b) the number of days in the twelve (12) month period following the Grant Date. For purposes of this Agreement, “Retirement” shall mean termination of employment [on account of Disability (as defined in Section 2.19 of the Plan) or] by retiring with the specific approval of the Committee on or after such date on which Employee has attained age 55 and completed ten (10) Years of Service.]

Except as set forth in this paragraph 8 above, no other transfer of rights with respect to MI Shares shall be permitted pursuant to this Agreement.

8A. Non-Solicitation. In consideration of good and valuable consideration in the form of the MI Share Awards granted herein to which Employee is not otherwise entitled, the receipt and sufficiency of which are hereby acknowledged, and in recognition of the Company’s legitimate purpose of avoiding for limited times competition from persons whom Marriott has trained and/or given experience, Employee agrees that during the period beginning on the Grant Date and ending one year following his termination of employment with the Company, whether such termination of employment is voluntary or involuntary or with or without cause, he will not, on his own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly contact, solicit or induce (or attempt to solicit or induce) any employee of the Company to leave their employment with the Company or consider employment with any other person or entity. Employee and the Company agree that any breach by Employee of the non-solicitation obligation under this paragraph will cause the Company immediate, material and irreparable injury and damage, and there is no adequate remedy at law for such breach. Accordingly, in the event of such breach, in addition to any other remedies it may have at law or in equity, the Company shall be entitled immediately to seek enforcement of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction without the posting of a bond or the requirement of any other guarantee, any other form of equitable relief, liquidated damages in the amount of one hundred fifty percent (150%) of the Fair Market Value of the Awards granted hereunder as of the Grant Date, and the Company is entitled to recover from Employee the costs and attorneys’ fees it incurs to recover under or enforce this Agreement. This provision is not a waiver of any other rights that the Company may have under this Agreement, including the right to receive money damages.

9. Taxes. The transfer of Common Shares shall be subject to the further condition that the Company shall provide for the withholding of any taxes required by applicable federal, state, or local law by reducing the number of MI Shares to be transferred to Employee’s Account or by such other manner as the Committee shall determine in its discretion.

10. Consent. By executing this Agreement, Employee consents to the collection, maintenance and processing of Employee’s personal information (such as Employee’s name, home address, home telephone number and email address, social security number, assets and income information, birth date, hire date, termination date, other employment information, citizenship, marital status) by the Company and the Company’s service providers for the purposes of (i) administering the Plan (including ensuring that the conditions of transfer are satisfied from the Grant Date through the Distribution Date), (ii) providing Employee with services in connection with Employee’s participation in the Plan, and (iii) meeting legal and regulatory requirements (“Permitted Purposes”). Employee’s personal information will not be processed for longer than is necessary for such Permitted Purposes. Employee’s personal information is collected from the following sources:

(a)	from this Agreement, investor questionnaires or other forms that Employee submits to the Company or contracts that Employee enters into with the Company;

(b)	from Employee’s transactions with the Company, the Company’s affiliates and service providers;

(c)	from Employee’s employment records with the Company; and

(d)	from meetings, telephone conversations and other communications with Employee.

In addition, Employee further consents to the Company disclosing Employee’s personal information to the Company’s third party service providers and affiliates and other entities in connection with the services the Company provides related to Employee’s participation in the Plan, including:

(a)	financial service providers, such as broker-dealers, custodians, banks and others used to finance or facilitate transactions by, or operations of, the Plan;

(b)	other service providers to the Plan, such as accounting, legal, or tax preparation services;

(c)	regulatory authorities; and

(d)	transfer agents, portfolio companies, brokerage firms and the like, in connection with distributions to Plan participants.

Where Employee’s personal information is provided to such third parties, the Company requires (to the extent permitted by applicable law) that such parties agree to process Employee’s personal information in accordance with the Company’s instructions.

Employee’s personal information is maintained on the Company’s networks and the networks of the Company’s service providers, which may be in the United States or other countries other than the country in which this Award was granted. Employee acknowledges and agrees that the transfer of Employee’s personal information to the United States or other countries other than the country in which this Award was granted is necessary for the Permitted Purposes. To the extent (if any) that the provisions of the European Union’s Data Protection Directive (Directive 95/46/EC of the European Parliament and of the Council) and/or applicable national legislation derived from such Directive apply, then by executing this Agreement Employee expressly consents to the transfer of Employee’s personal information outside of the European Economic Area. Employee may access Employee’s personal information to verify its accuracy, update Employee’s personal information and/or request a copy of Employee’s personal information by contacting Employee’s local Human Resources representative. Employee may obtain account transaction information online or by contacting the Plan record keeper as described in the Plan enrollment materials. By accepting the terms of this Agreement, Employee further agrees to the same terms with respect to other Awards Employee received in any prior year under the Plan.

11. No Additional Rights. Benefits under this Plan are not guaranteed. The grant of Awards is a one-time benefit and does not create any contractual or other right or claim to any future grants of Awards under the Plan, nor does a grant of Awards guarantee future participation in the Plan. The value of Employee’s Awards is an extraordinary item outside the scope of Employee’s employment contract, if any. Employee’s Awards are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-term service awards, pension or retirement benefits (except as otherwise provided by the terms of any U.S.-qualified retirement or pension plan maintained by the Company), or similar payments. By accepting the terms of this Agreement, Employee further agrees to these same terms and conditions with respect to any other Awards Employee received in any prior year under the Plan.

12. Amendment of This Agreement. The Board of Directors may at any time amend, suspend or terminate the Plan; provided, however, that no amendment, suspension or termination of the Plan or the Award shall adversely affect the Award in any material way without written consent of Employee.

13. Notices. Notices hereunder shall be in writing, and if to the Company, may be delivered personally to the Compensation Department or such other party as designated by the Company or mailed to its principal office at 10400 Fernwood Road, Bethesda, Maryland 20817, addressed to the attention of the Stock Option Administrator (Department 935.40), and if to Employee, may be delivered personally or mailed to Employee at his or her address on the records of the Company.

14. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent provided in paragraph 8 above and in the Plan, to the personal representatives, legatees and heirs of Employee.

15. No Effect on Employment. This agreement is not a contract of employment or otherwise a limitation on the right of the Company to terminate the employment of Employee or to increase or decrease Employee’s compensation from the rate of compensation in existence at the time this Agreement is executed.

16. Additional (Non-U.S.) Terms and Conditions. [Notwithstanding the foregoing terms and conditions of this Award, Employee acknowledges that applicable law (including rules or regulations governing securities, foreign ownership, foreign exchange, tax, labor or other matters of any jurisdiction in which Employee may be residing or working at the time of grant of or while holding this Award or any MI Shares) may prevent or restrict the issuance of Common Shares under this Award or any MI Shares, and neither the Company nor any affiliate assumes any liability in relation to this Award or any MI Shares or Common Shares in such case. Moreover, the Company reserves the right to impose other requirements, including additional terms and conditions, on Employee’s participation in the Plan, this Award, the MI Shares and corresponding Common Shares, and any other award or Common Shares acquired under the Plan, or take any other action (including forfeiture of Awards or Common Shares or the forced sale thereof) without liability, if the Company determines it is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan. Employee agrees to sign any additional agreements or undertakings that the Company requires to accomplish the foregoing. Employee also acknowledges that applicable law may subject Employee to additional procedural or regulatory requirements that Employee is and will be solely responsible for and must fulfill. Any additional requirements, restrictions, or terms and conditions as described in this Section 16 or other applicable disclosures may be set forth in, but are not limited to, the Company’s Policies for Global Compliance of Equity Compensation Awards or any other agreement or addendum that may be provided to Employee. Employee also understands that if Employee works, resides, moves to, or otherwise is or becomes subject to applicable law or Company policies of another jurisdiction at any time, certain country-specific notices, disclaimers, and/or terms and conditions may apply to Employee as from the date of grant, unless otherwise determined by the Company in its sole discretion.] [MI Shares awarded under this Agreement shall be subject to additional terms and conditions, as applicable, set forth in the Company’s Policies for Global Compliance of Equity Compensation Awards, which are attached in the Appendix hereto and shall be incorporated herein fully by reference.]

 IN WITNESS WHEREOF, MARRIOTT INTERNATIONAL, INC. has caused this Agreement to be signed by its Executive Vice President and Global Chief Human Resources Officer, effective the day and year first hereinabove written.

MARRIOTT INTERNATIONAL, INC.	EMPLOYEE

<<PARTICIPANT NAME>>
Executive Vice President and Global Chief Human Resources Officer	Signed Electronically

[MARRIOTT INTERNATIONAL, INC.
POLICIES FOR GLOBAL COMPLIANCE OF EQUITY COMPENSATION AWARDS

This document (the “Policies”) sets forth policies of Marriott International, Inc. (“Marriott”) for the administration of equity compensation awards (the “Awards”) granted to employees (the “Employees”) of Marriott and its subsidiaries (together, the “Company”) under the Marriott International, Inc. Stock and Cash Incentive Plan, as amended and restated effective January 1, 2008, and as subsequently amended from time to time (the “Plan”). The Policies apply to certain Employees who have received or held Awards under the Plan while working for the Company outside of the United States.

The Policies, as may be amended by the Company from time to time for changes in law, are an integral part of the terms of each agreement (the “Agreement”) under which Awards are granted to Employees under the Plan. As such, the Policies set forth additional requirements or conditions in the non-U.S. jurisdictions indicated below that certain Employees must satisfy to receive the intended benefits under their Awards. These requirements or conditions are established to ensure that the Company and the Employees comply with applicable legal requirements pertaining to the Awards in those jurisdictions. In addition, the Policies are established to assist the Employees in complying with other legal requirements which may not implicate the Company. These requirements, some carrying civil or criminal penalties for noncompliance, may apply with respect to Employees’ Awards or shares of Marriott stock obtained pursuant to the Awards because of such Employees’ presence (which may or may not require citizenship or legal residency) in a particular jurisdiction at some time during the term of the Awards.

Legal requirements are often complex and may change frequently. Therefore, the Policies provide general information only and may not be relied upon by Employees as their only source of information relating to the consequences of participation in the Plan, nor may they serve as the basis for recovery against the Company for financial or other penalties incurred by Employees as a result of their noncompliance. Employees should seek appropriate professional advice as to how the relevant laws may apply to them individually.

Certain capitalized terms used but not defined in the Policies have the meanings set forth in the Plan or in the Agreements. To the extent the Policies appear to conflict with the terms of the Plan or the Agreements, the Plan and the Agreement shall control.]

[COUNTRY-SPECIFIC POLICIES

India

Exchange Control Notice. If an Employee is a “Person Resident in India,” the Employee must repatriate to India any proceeds from the sale of shares acquired under the Plan and any dividends received in relation to the shares and convert the proceeds into local currency within 90 days of receipt. In addition, such Employee must obtain a foreign inward remittance certificate (“FIRC”) from the Indian foreign exchange bank where the Employee deposits the foreign currency upon repatriation, and the Employee must maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employee’s employer requests proof of repatriation.

For this purpose, "Person Resident in India" means:

i.	a person residing in India for more than one hundred and eighty-two days during the course of the preceding financial year but does not include -

A.	a person who has gone out of India or who stays outside India, in either case -

1.	for or on taking up employment outside India, or

2.	for carrying on a business or vocation outside India, or

3.	for any other purpose, in such circumstances as would indicate his intention to stay outside India for an uncertain period; or

B.	a person who has come to or stays in India, in either case, otherwise than -

1.	for or on taking up employment in India, or

2.	for carrying on in India a business or vocation in India, or

3.	for any other purpose, in such circumstances as would indicate his intention to stay in India for an uncertain period.
SOUTH AFRICA
The Plan falls within the scope of international share incentive schemes approved by the Financial Surveillance Department of the South African Reserve Bank.
Private individuals are allowed to participate in offshore share incentive or share option schemes, provided that such participation is financed in terms of the foreign capital allowance dispensation (i.e. the individual is limited to payment of R4million per annum for such participation) and/or from the proceeds of authorised foreign assets.
Since the cost of the participation of an individual in the Plan will be charged to the South African employer, the acquisition of shares will have a direct impact on the country’s foreign exchange reserves, which means that the participation of the individual will be limited to the value of R4million per annum. Should an employee who qualifies in terms of the incentive scheme wish to acquire shares valued in excess of the amount of R4 million, payment thereof may be effected provided such shares are immediately disposed of and the full sale proceeds thereof transferred to South Africa in terms of Regulation 6.
Thailand

Exchange Control Notice. An Employees who is resident in Thailand (with the exception of an Employee who is a foreigner permitted to reside or work in Thailand for a period not exceeding three months) must repatriate to Thailand the proceeds from the sale of shares acquired under the Plan and any cash dividends received in relation to the shares and convert the funds to Thai Baht within 360 days of receipt. If the repatriated amount is U.S. $20,000 or more, the Employee must report the inward remittance by submitting the Foreign Exchange Transaction Form, which can be obtained from any commercial bank in Thailand, to an authorized agent, i.e., a commercial bank authorized by the Bank of Thailand to engage in the purchase, exchange and withdrawal of foreign currency.]